Exhibit 5.1

[LEGAL & COMPLIANCE, LLC LETTERHEAD]

April 20, 2011

Board of Directors

A Clean Slate, Inc.
1750 Osceola Blvd.
West Palm Beach, Florida 33409

Re: Registration Statement on Form S-1 (File No. 333-171804 )

Ladies and Gentlemen:

We have acted as special securities counsel to A Clean Slate, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 40,500,000 shares of Common Stock (the “Registered Shares”) for resale by those certain selling shareholders named in the Company’s Registration Statement on Form S-1 initially filed with the U.S. Securities and Exchange Commission on January 21, 2011 (as amended to date, the “Registration Statement”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the Registered Shares are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in the related prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ LAURA E. ANTHONY

Laura E. Anthony,
For the Firm